EXHIBIT 99.1

IMMEDIATE RELEASE

NEWS

January 28, 2009	NASDAQ-EVOL

Evolving Systems Updates Investors With 2008 Highlights and Outlines its 2009 Strategy

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier markets, today announced it expects to report solid financial results for its fourth quarter and full year ended December 31, 2008.  Management has elected to make early disclosure of fourth quarter and full year highlights in order to provide investors with an interim update.  The Company plans to provide comprehensive Q4 and audited full year 2008 financial information in its annual report on Form 10-K and its investor conference call, scheduled for mid-March.

“In light of the Company’s positive performance in a challenging worldwide economy, we believe it is in our shareholders’ best interests that we provide some insight into the Company’s performance in 2008,” said Thad Dupper, president and CEO. “In spite of global economic headwinds and fluctuating currency rates, we expect to report solid Q4 and full year results on the strength of our focus on execution, higher sales of both core solutions and new offerings, and expansion into emerging markets.”

Q4 and 2008 Highlights

•                  The fourth quarter was the Company’s best quarter of the year in the categories of revenue and profitability.

•                  License and services orders in the fourth quarter were also at a quarterly high for 2008, representing strength in the Company’s core solutions of service activation and number portability.

•                  The Company entered 2009 with its largest license and services order backlog in five years.

•                  In the fourth quarter Evolving Systems successfully completed a proof of concept trial with a tier 1 wireless carrier for the Company’s newest solution, Dynamic SIM Allocation™ (DSA).

•                  Large customer support contracts that were up for renewal in Q4 were renewed, although the Company experienced some pricing pressures in line with current economic conditions.

Strategy for 2009

•                  Invest in product development.  The Company expects to continue to invest in new product development to enhance its current core solutions portfolio and provide carrier customers with best-in-class options to improve their operating efficiencies and reduce their costs.  DSA will continue to be an important area of investment for the Company.  DSA is a cutting-edge solution that gives GSM carriers a simplified, efficient, and cost-effective way to activate phones while providing a better end user experience.  DSA also enables GSM carriers to delay expensive network upgrades by extending the life of their existing network.  DSA extends the Company’s core offerings beyond the traditional Operations Support Systems space, creating an opportunity for Evolving Systems to help carriers differentiate themselves in an increasingly competitive marketplace.  In other new product activity, the Company is in the process of porting its traditional Numbering Solutions products to run under the Linux operation system, a move that is generating orders from our customer base.

•                  Invest in emerging markets.  Our emerging markets initiative, begun over three years ago, has proven to be very successful.  In 2008, approximately 32% of the Company’s new license and services orders were derived from emerging markets, up from approximately 13% three years ago.  This improvement stems from our transition to a global organization with the ability to compete for business anywhere in the world.  We believe the emerging markets, where GSM is the communications technology of choice, will continue to represent an excellent growth opportunity for Evolving Systems.  In addition, the emerging markets provide the Company with geographic and currency diversity that mitigates the financial impact from downturns in any given market area.

•                  Strengthen the balance sheet.  The Company strengthened its balance sheet considerably in 2008, reducing its long-term debt obligations and preferred stock balance by approximately $10 million.  The improvements include a $4.4 million reduction in senior, subordinated and capital lease debt obligations and the conversion of the remaining $5.6 million preferred stock balance to common stock.  In addition, the Company closed a $10.0 million debt refinancing that lowered the average interest rate and improved financial flexibility with more favorable covenants.  Year-over-year interest expense savings from 2007 to 2008 totaled approximately 30%.  We will continue to focus on strengthening our balance sheet in 2009.

•                  Operating hedge against currency fluctuations.  Evolving Systems is a global company with the majority of its employees and many of its carrier customers located overseas.  As a result, approximately 50% of the Company’s revenue is transacted in non-dollar denominated currencies.  When the dollar strengthens, the Company’s revenue, when converted to U.S. dollars, is reduced.  At the same time, with more than 60% of the Company’s operating expenses originating overseas, the strengthening dollar conversely lowers expenses outside of the U.S., more than offsetting the impact of reduced revenue.  The net effect of the Company’s global footprint and customer base is that it creates an “operational hedge” that provides some defense against currency fluctuations for the company’s bottom line results.

“Our 2008 results, including the introduction of important and innovative products, the addition of new customers and significant improvement of our balance sheet, are clear signs that our strategy is sound.  As a result, for 2009 we will continue to target these key initiatives with an added emphasis and investment around our Dynamic SIM Allocation product,” said Dupper.  “Given these challenging economic times it is even more important that Evolving Systems remains focused on execution with the goals of continuing to produce steady revenue, solid cash flow and profitability, an improved balance sheet and robust license and services order flow.  We believe we are well positioned to meet not only the challenges but also the opportunities that will emerge from this economy.”

About Evolving Systems

Evolving Systems, Inc. (NASDAQ-EVOL) is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Process Management, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.  Further information is available on the web at www.evolving.com

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly results that are similar to those described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements or to provide preliminary quarterly or annual results in the future. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 13, 2008, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com